Vertex Energy, Inc. S-8

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Vertex Energy, Inc., of our report dated March 3, 2020, relating to the consolidated financial statements, of Vertex Energy, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Vertex Energy, Inc. for the year ended December 31, 2019.

/s/ Ham, Langston & Brezina L.L.P.

Houston, Texas

February 25, 2021